Exhibit 5.1


                         LAW OFFICE OF REED & REED, P.C.
                                Attorneys at Law
                                    Suite 330
                                1919 14th Street
                             Boulder, Colorado 80302
                            Telephone (303) 413-0691
                            Telecopier (303) 413-0645

May 11, 2001

Stockgroup.com Holdings, Inc.
500 - 750 W. Pender Street
Vancouver, B.C.
Canada  V6C 2T7

Gentlemen:

     In connection with the Registration Statement on Form S-8 being filed by Stockgroup.com Holdings, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 500,000 shares of the Company's Common Stock to be offered under the Company's 2000 Stock Option Plan (the "Plan"), we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Colorado;

     2. All necessary corporate action has been taken to authorize the establishment of the Plan and the issuance of 500,000 shares of the Company's Common Stock under the Plan; and

     3. The shares of the Company's Common Stock, when issued in accordance with the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

     We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement referred to above.

     For purposes of the foregoing opinion, we have assumed that certain outstanding convertible debt of the Company which has no minimum per share conversion price will not be converted at a conversion price of less than $0.10 per share and that, therefore, sufficient authorized but unissued shares of Common Stock will be available to cover the issuance of 500,000 shares of the Company's Common Stock under the Plan.

                                            Very truly yours,


                                            /s/ Law Office of Reed & Reed, P.C.

                                            Law Office of Reed & Reed, P.C.